Filed pursuant to Rule 424(b)(3)

Registration No. 333-266101

PROSPECTUS SUPPLEMENT NO. 3

(to the Prospectus dated September 22, 2022)

Polestar Automotive Holding UK PLC

UP TO 2,203,977,609 CLASS A ADSs,

UP TO 24,999,965 CLASS A ADSs ISSUABLE UPON

CONVERSION OF CLASS C ADSs AND

UP TO 9,000,000 CLASS C-2 ADSs

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated September 22, 2022 (the “Prospectus”), which forms a part of a registration statement on Form F-1 (Registration No. 333-266101), related to the offer and sale from time to time by the selling securityholders named in the Prospectus of up to (a) 2,228,977,574 Class A ADSs and (b) 9,000,000 Class C-2 ADSs. Specifically, this prospectus supplement is being filed to update and supplement the information included in the Prospectus with the information contained in our Report on Form 6-K submitted to the U.S. Securities and Exchange Commission (the “SEC”) on November 3, 2022.

Capitalized terms used but not defined herein have the meanings ascribed to them in the Prospectus.

This prospectus supplement is not complete without, and may not be utilized except in connection with, the Prospectus, including any supplements and amendments thereto.

We may further amend or supplement the Prospectus and this prospectus supplement from time to time by filing amendments or supplements as required. You should read the entire Prospectus, this prospectus supplement and any amendments or supplements carefully before you make your investment decision.

Our Class A ADSs and Class C-1 ADSs are listed on the Nasdaq Stock Market LLC (“Nasdaq”), under the trading symbols “PSNY” and “PSNYW,” respectively. On November 2, 2022, the closing price for our Class A ADSs on Nasdaq was $4.25. On November 2, 2022, the closing price for our Class C-1 ADSs on Nasdaq was approximately $0.63.

Investing in our securities involves a high degree of risk. You should carefully review the risks and uncertainties described under the heading “Risk Factors” beginning on page 14 of the Prospectus before you make an investment in the securities.

Neither the SEC nor any state or foreign securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus supplement is dated November 3, 2022

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16

UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of November 2022

Commission File Number: 001-41431

Polestar Automotive Holding UK PLC

Assar Gabrielssons Väg 9

405 31 Göteborg, Sweden

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F  ☒            Form 40-F  ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(1):  ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(7):  ☐

INFORMATION CONTAINED IN THIS REPORT ON FORM 6-K

On November 3, 2022, Polestar Automotive Holding UK PLC (“Polestar”), as borrower, entered into the credit agreement in relation to a USD 800,000,000 term loan facility (the “Term Loan Facility”) with Snita Holding B.V., as original lender and agent (“Snita”). Snita is a wholly-owned subsidiary of Volvo Car AB (publ) and one of Polestar’s affiliates. The Term Loan Facility consists of a term loan denominated in U.S. dollars available for general corporate purposes. The term of the facility is 18 months and the Term Loan Facility is required to be repaid on the final termination date, subject to Snita exercising an option to convert all or part of the loan into shares of Polestar in connection with a QEO at the QEO Conversion Price (such shares, the “Conversion Shares”). A “QEO” refers to an offer of shares (or depositary receipts or other securities representing shares) of any class in the share capital of Polestar, where the proposed capital raising is in an amount equal to at least USD 350,000,000 (or such other amount as the Borrower and Agent may agree from time to time), and in which no fewer than five (or such other number as the Borrower and Agent may agree from time to time) institutional investors participate in the offering. The “QEO Conversion Price” refers to the price per share at which the relevant shares are offered for sale pursuant to the QEO, converted into U.S. dollars (if the offering price is not in U.S. dollars) at the Prevailing Rate (as defined in the Term Loan Facility). Polestar may not reborrow any part of the Term Loan Facility which has been repaid.

The interest rate applicable to borrowings under the Term Loan Facility is Term SOFR (as described in the Term Loan Facility and subject to a zero floor) plus 4.97%. The interest period of the Term Loan Facility is 6 months and default interest is calculated as an additional 1% on the overdue amount. Polestar may voluntarily prepay loans or reduce commitments under the Term Loan Facility, in whole or in part, subject to minimum amounts and subject to any Break Costs (as defined in the Term Loan Facility), with prior notice but without premium or penalty. Polestar has an obligation to prepay the loan on the occurrence of a change of control or illegality.

Polestar’s obligations under the Term Loan Facility are not guaranteed or secured. The Term Loan Facility contains customary negative covenants, including, but not limited to, restrictions on Polestar’s ability to make certain acquisitions, loans and guarantees. The Term Loan Facility also contains certain affirmative covenants, including, but not limited to, certain information undertakings and access to senior management.

The Term Loan Facility contains certain customary representations and warranties, subject to certain customary materiality, best knowledge and other qualifications, exceptions and baskets, and with certain representations and warranties being repeated, including: (i) status; (ii) binding obligations; (iii) non-conflict with constitutional documents, laws or other obligations; (iv) power and authority; (v) validity and admissibility in evidence; (vi) governing law and enforcement; (vii) ranking; and (viii) financial information.

The Term Loan Facility provides that, upon the occurrence of certain events of default, Polestar’s obligations thereunder may be accelerated. Such events of default include payment defaults to Snita thereunder, material inaccuracies of representations and warranties, covenant defaults, cross-acceleration with respect to our other indebtedness, corporate arrangement, winding-up, liquidation or similar proceedings, creditors’ process affecting assets over a certain minimum amount, and other customary events of default. The Term Loan Facility is governed by English law.

Polestar has granted Snita customary registration rights with respect to any Conversion Shares that Snita might receive in connection with a QEO and has agreed, within 90 days following a QEO Conversion Date (as defined in the Term Loan Facility), to file a new shelf registration statement on Form F-1 in view of registering the resale of any Conversion Shares and cause such registration statement to become effective as soon as practicable after such filing. Further, should Polestar, its directors and executive officers enter into lock-up agreements in connection with a QEO, Snita or any of its successors under the Term Loan Facility agree to enter into lock-up agreements in a form to be agreed with Polestar and its financial advisors and customary for a follow-on offering, restricting the disposition or hedging of any Conversion Shares being issued in connection with such QEO for a period of 90 days (or such shorter period of time as applicable to Polestar, its directors and executive officers) following such QEO Conversion Date.

A copy of the Term Loan Facility is included in this Report on Form 6-K as Exhibit 10.1 and the foregoing description of the Term Loan Facility is qualified in its entirety by reference thereto.

Exhibit 10.1 to this Report on Form 6-K shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act.

2

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

10.1	Term Loan Facility, dated November 3, 2022, by and between Polestar Automotive Holding UK PLC, as borrower, and Snita Holding B.V., as original lender and agent.

3

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

POLESTAR AUTOMOTIVE HOLDING UK PLC

Date: November 3, 2022	By:	/s/ Thomas Ingenlath
	Name:	Thomas Ingenlath
	Title:	Chief Executive Officer

	By:	/s/ Johan Malmqvist
	Name:	Johan Malmqvist
	Title:	Chief Financial Officer

4

Exhibit 10.1

CLIFFORD CHANCE LLP

USD 800,000,000

FACILITY AGREEMENT

dated

3 NOVEMBER 2022

for

POLESTAR AUTOMOTIVE HOLDING UK PLC

as Borrower

with

SNITA HOLDING B.V.

as Lender

TERM FACILITY AGREEMENT

- i -

- ii -

THIS AGREEMENT is dated 3 November 2022 and made between:

(1)	POLESTAR AUTOMOTIVE HOLDING UK PLC, a public limited company registered in England and Wales with number 13624182 (the “Borrower”);

(2)

SNITA HOLDING B.V., a private company (besloten vennootschap) incorporated under Dutch law and registered with the Trade Register of the Dutch Chamber of Commerce under number 33225475 as lender (the “Original Lender”); and

(3)

SNITA HOLDING B.V., a private company (besloten vennootschap) incorporated under Dutch law and registered with the Trade Register of the Dutch Chamber of Commerce under number 33225475 as facility agent (the “Agent”).

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Additional Business Day” means any day specified as such in the Reference Rate Terms.

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Alternative Term Rate” means any rate specified as such in the Reference Rate Terms.

“Alternative Term Rate Adjustment” means any rate which is either:

(a)	specified as such in the Reference Rate Terms; or

(b)	determined by the Agent (or by any other Finance Party which agrees to determine that rate in place of the Agent) in accordance with the methodology specified in the Reference Rate Terms.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Availability Period” means the period from and including the date of this Agreement to and including the date falling three Months before the Termination Date.

“Available Facility” means the amount of the Facility minus:

(a)	the amount of any outstanding Loans; and

(b)	in relation to any proposed Utilisation, the amount of any Loans that are due to be made on or before the proposed Utilisation Date.

“Break Costs” means the amount (if any) by which:

(a)

the interest (excluding Margin) which the Lender should have received for the period from the date of receipt of all or any part of its participation in the relevant Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)

the amount which the Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in Amsterdam, London, Stockholm and New York and, in relation to the fixing of an interest rate in relation to a Loan, which is an Additional Business Day relating to that Loan or Unpaid Sum.

“Cashflow Forecast” means the cashflow forecast most recently delivered to the Agent in accordance with Clause 17.2 (Cashflow Forecast) (or, if none, the Original Cashflow Forecast).

“Code” means the US Internal Revenue Code of 1986.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 3 (Form of Compliance Certificate).

“Confidential Information” means all information relating to the Borrower, the Finance Documents or the Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Facility from the Borrower or any of its advisers in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes:

(a)	information that:

(i)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 31 (Confidential Information); or

(ii)	is identified in writing at the time of delivery as non-confidential by the Borrower or any of its advisers; or

(iii)

is known by that Finance Party before the date the information is disclosed to it or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Borrower and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality; and

(b)	any Funding Rate.

“Confidentiality Undertaking” means a confidentiality undertaking substantially in a recommended form of the LMA or in any other form agreed between the Borrower and the Agent.

“Conversion Right” has the meaning given to it in Clause 6.2 (Lender debt-for-equity option).

“Conversion Shares” means shares of the same class, bearing the same rights and entitlements, and ranking pari passu in all respects, with the shares offered to investors pursuant to the terms of the QEO.

“Converted Principal Amount” has the meaning given to it in Clause 6.2 (Lender debt-for-equity option).

“Daily Rate” means the rate specified as such in the Reference Rate Terms.

“Default” means an Event of Default or any event or circumstance specified in Clause 19 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Designated Recipients” means:

(a)	Pär Arvidsson (par.arvidsson@volvocars.com);

(b)	Anna Gunnarsson (anna.gunnarsson@volvocars.com);

(c)	Daniel Aspenberg (Daniel.aspenberg@volvocars.com); and

(d)	Rosmarie Söderbom (Rosmarie.soderbom@volvocars.com).

“Disruption Event” means either or both of:

(a)

a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“Event of Default” means any event or circumstance specified as such in Clause 19 (Events of Default).

“Facility” means the term loan facility in an aggregate amount of USD 800,000,000 made available under this Agreement described in Clause 2 (The Facility) to the extent not cancelled or reduced under this Agreement.

“Facility Office” means the office or offices identified with the Lender’s signature below or such other office as it may from time to time select by notice to the Borrower as the office or offices through which it will perform its obligations under this Agreement.

“FATCA” means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;

(b)

any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)

any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

“FATCA Application Date” means:

(a)	in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014; or

(b)

in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraph (a) above, the first date from which such payment may become subject to a deduction or withholding required by FATCA.

“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA.

“FATCA Exempt Party” means a Party that is entitled to receive payments free from any FATCA Deduction.

“Finance Document” means this Agreement and any other document designated as such by the Agent and the Borrower.

“Finance Party” means any of the Agent or any Lender.

“Financial Indebtedness” means (without double counting) any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any acceptance credit (including any dematerialised equivalent);

(c)	any bond, note, debenture, loan stock or other security (other than Trade Instruments);

(d)

the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a balance sheet liability (other than any liability in respect of a lease or hire purchase contract which would, in accordance with GAAP as applied to the most recent Financial Statements as the date of this Agreement, have been treated as an operating lease);

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	the acquisition cost of any asset or service to the extent payable before or after its acquisition or possession by the party liable where the advance or deferred payment:

(i)	is arranged primarily as a method of raising finance or of financing the acquisition of that asset or service or the construction of that asset or service; or

(ii)	is due more than 210 days after the date of acquisition or supply;

(g)

for the purpose of Clause 19.4 (Cross default) only, any gains or losses realised on the termination of any Treasury Transaction to the extent not settled on its due date and only where such early settlement has been caused by a default (however described) of the Borrower;

(h)

any counter-indemnity obligation in respect of any guarantee, indemnity, bond, letter of credit or any other instrument issued by a bank or financial institution in respect of an underlying liability other than Trade Instruments; or

(i)	any guarantee, indemnity or similar assurance against financial loss of any person in respect of any item referred to in the above paragraphs.

“Financial Quarter” means the period commencing on the day after one Quarter Date and ending on the next Quarter Date.

“Funding Rate” means any individual rate notified by the Lender to the Agent pursuant to paragraph (a)(ii) of Clause 10.3 (Cost of funds).

“GAAP” means generally accepted accounting principles in the United Kingdom including IFRS.

“Holding Company” means, in relation to a person, any other person in respect of which it is a Subsidiary.

“IFRS” means UK- adopted international accounting standards within the meaning of section 474(1) of the Companies Act 2006 to the extent applicable to the relevant financial statements.

“Interest Payment Date” means each date falling every six Months from the date of this Agreement (whilst any Loan is outstanding).

“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.3 (Default interest).

“Interpolated Alternative Term Rate” means, in relation to any Loan, the rate (rounded to the same number of decimal places as the relevant Alternative Term Rate) which results from interpolating on a linear basis between:

(a)	either:

(i)	the applicable Alternative Term Rate (as of the Quotation Time) for the longest period (for which that Alternative Term Rate is available) which is less than the Interest Period of that Loan; or

(ii)	if no such Alternative Term Rate is available for a period which is less than the Interest Period of that Loan, the applicable Overnight Rate (if any) for the Overnight Reference Day; and

the applicable Alternative Term Rate (as of the Quotation Time) for the shortest period (for which that Alternative Term Rate is available) which exceeds the Interest Period of that Loan.

“Interpolated Primary Term Rate” means, in relation to any Loan, the rate (rounded to the same number of decimal places as the relevant Primary Term Rate) which results from interpolating on a linear basis between:

(a)	either:

(i)	the applicable Primary Term Rate (as of the Quotation Time) for the longest period (for which that Primary Term Rate is available) which is less than the Interest Period of that Loan; or

(ii)	if no such Primary Term Rate is available for a period which is less than the Interest Period of that Loan, the applicable Overnight Rate (if any) for the Overnight Reference Day; and

(b)	the applicable Primary Term Rate (as of the Quotation Time) for the shortest period (for which that Primary Term Rate is available) which exceeds the Interest Period of that Loan.

“ITA” means the Income Tax Act 2007.

“Legal Reservations” means:

(a)

the principle that certain remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to bankruptcy, insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b)

the time barring of claims under applicable limitation laws (including the English Limitation Acts), defences of set-off or counterclaim and the possibility that an undertaking to assume liability for or indemnify a person against non-payment of UK stamp duty may be void; and

(c)	similar principles, rights and defences under the laws of any Relevant Jurisdiction.

“Lender” means:

(a)	the Original Lender; and

(b)	any entity which has become a Party as a “Lender” in accordance with Clause 20 (Changes to the Lender),

which in each case has not ceased to be a Party as such in accordance with the terms of this Agreement.

“LMA” means the Loan Market Association.

“Loan” means a loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.

“Margin” means 4.97 per cent. per annum.

“Material Adverse Effect” means any event or condition that (individually or in aggregate) has a material adverse effect on the ability of the Borrower to perform its payment obligations under the Finance Documents taking into account all other relevant circumstances, including (i) any insurance, warranty, or other claim or indemnification in respect of such event or circumstances held by the Borrower (and having regard to the creditworthiness of each insurer, warrantor or indemnifier) and (ii) any commitment by any person to provide any additional contribution, subscription of equity or other amount directly or indirectly to the Borrower (and having regard to the creditworthiness of the person and the latest date by which such payment is committed to be made).

“Month” means, in relation to an Interest Period (or any other period for the accrual of commission or fees), a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, subject to adjustment in accordance with the rules specified as Business Day Conventions in the Reference Rate Terms.

“Original Cashflow Forecast” means the cashflow forecast for the Borrower delivered pursuant to Clause 18.5 (Condition subsequent) in respect of each Financial Quarter from (and including) January 2023 to (and including) June 2024, prepared by the Borrower in form and substance satisfactory to the Agent.

“Original Jurisdiction” means, in relation to the Borrower, the jurisdiction under whose laws the Borrower is incorporated as at the date of this Agreement.

“Overnight Rate” means the rate (if any) specified as such in the Reference Rate Terms.

“Overnight Reference Day” means the day (if any) specified as such in the Reference Rate Terms.

“Primary Term Rate” means the rate specified as such in the Reference Rate Terms.

“Party” means a party to this Agreement.

“Prevailing Rate” means, in respect of the conversion of any currency into U.S. dollars, the rate of exchange of such currency into U.S. dollars (a) appearing on or derived from screen page FXC on the Bloomberg screen (or any successor screen page) at 10.00 a.m. (London time) on the QEO Pricing Date or (b) if that page is not available or that rate of exchange does not appear on that page on the QEO Pricing Date, the closing rate for the purchase of U.S. dollars with such other currency, expressed as the number of U.S. dollars per unit of such currency on the QEO Pricing Date, as referenced by a bank of international repute selected by the Lender.

“QEO” means an offer of shares (or depositary receipts or other securities representing shares) of any class in the share capital of the Borrower, where the proposed capital raising is in an amount equal to at least USD 350,000,000 (or such other amount as the Borrower and Agent may agree from time to time), and in which no fewer than five institutional investors (or such other number as the Borrower and Agent may agree from time to time) participate in the offering.

“QEO Conversion Date” means the date on which the relevant shares are delivered to investors pursuant to the terms of the QEO.

“QEO Conversion Price” means the price per share at which the relevant shares are offered for sale pursuant to the QEO, converted into U.S. dollars (if the offering price is not in U.S. dollars) at the Prevailing Rate.

“QEO Exercise Notice” means a notice duly completed and delivered by the Lender to the Borrower specifying that a particular principal amount of one or more outstanding Loan(s) is/are subject to conversion (such amount not to exceed the amount which corresponds to maintaining (as a proportion) the Lender’s shareholding in the Borrower).

“QEO Election Period” means a period of at least five Business Days, commencing on the date on which the Borrower notifies the Lender of the proposed QEO.

“QEO Pricing Date” means the date on which the price at which shares are offered for subscription or purchase in the QEO is determined.

“Quarter Date” means each of 31 March, 30 June, 30 September and 31 December.

“Quotation Day” means the day specified as such in the Reference Rate Terms.

“Quotation Time” means the relevant time specified as such in the Reference Rate Terms.

“Quoted Tenor” means, in relation to a Primary Term Rate or an Alternative Term Rate, any period for which that rate is customarily displayed on the relevant page or screen of an information service.

“Reference Rate Terms” means the terms set out in Schedule 4 (Reference Rate Terms).

“Registration Rights Agreement” has the meaning given to it in Clause 18.7 (Registration Rights).

“Related Fund” in relation to a fund (the “first fund”), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

“Relevant Clearing System” means Deposit Trust Company.

“Relevant Market” means the market specified as such in the Reference Rate Terms.

“Repayment Date” means the Termination Date.

“Repeating Representations” means each of the representations set out in Clauses 16.1 (Status) to 16.6 (Governing law and enforcement) and Clauses 16.10 (Cashflow Forecast) to 16.12 (Pari passu ranking).

“Reporting Day” means the day specified as such in the Reference Rate Terms.

“Reporting Time” means the relevant time specified as such in the Reference Rate Terms.

“Representative” means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

“Securities Act” has the meaning given to it in clause 18.7 (Registration Rights).

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Subsidiary” means a subsidiary undertaking within the meaning of section 1162 of the Companies Act 2006 which for this purpose shall be treated as including any person the shares or ownership interests in which are subject to Security and where the legal title to the shares or ownership interests so secured are registered in the name of the secured party or its nominee pursuant to such Security.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Term Reference Rate” means, in relation to a Loan:

(a)	the Primary Term Rate as of the Quotation Time for a period equal in length to the Interest Period of that Loan; or

(b)	as otherwise determined pursuant to Clause 10.1 (Interest calculation if no Primary Term Rate),

and if, in either case, that rate is less than zero, the Term Reference Rate shall be deemed to be zero.

“Termination Date” means the date falling 18 Months from the date of this Agreement.

“Trade Instruments” means any performance bonds, advance payment bonds or documentary letters of credit issued in respect of the obligations of the Borrower arising in the ordinary course of business of the Borrower.

“Treasury Transaction” means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price entered into in connection with treasury operations conducted as part of the ordinary course of business of the Borrower.

“Unpaid Sum” means any sum due and payable but unpaid by the Borrower under the Finance Documents.

“US” means the United States of America.

“Utilisation” means a utilisation of the Facility.

“Utilisation Date” means the date of a Utilisation, being the date on which the relevant Loan is to be made.

“Utilisation Request” means a notice substantially in the relevant form set out in Schedule 2 (Utilisation Request).

“VAT” means:

(a)	any value added tax imposed by the Value Added Tax Act 1994;

(b)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(c)

any other tax of a similar nature, whether imposed in the United Kingdom or in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraphs (a) or (b) above, or imposed elsewhere.

1.2	Construction

(a)	Unless a contrary indication appears any reference in this Agreement to:

(i)

the “Agent”, any “Finance Party”, any “Lender”, the “Borrower” or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees to, or of, its rights and/or obligations under the Finance Documents;

(ii)	“assets” includes present and future properties, revenues and rights of every description;

(iii)

the Lender’s “cost of funds” in relation to its participation in a Loan is a reference to the average cost (determined either on an actual or a notional basis) which the Lender would incur if it were to fund, from whatever source(s) it may reasonably select, an amount equal to the amount of that participation in that Loan for a period equal in length to the Interest Period of that Loan;

(iv)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended, replaced or restated;

(v)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(vi)

a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);

(vii)

a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(viii)	a provision of law is a reference to that provision as amended or re-enacted from time to time; and

(ix)	a time of day is a reference to London time.

(b)

The determination of the extent to which a rate is “for a period equal in length” to an Interest Period shall disregard any inconsistency arising from the last day of that Interest Period being determined pursuant to the terms of this Agreement.

(c)	Section, Clause and Schedule headings are for ease of reference only.

(d)

Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(e)	A Default or an Event of Default is “continuing” if it has not been remedied or waived.

(f)	A reference in this Agreement to a page or screen of an information service displaying a rate shall include:

(i)	any replacement page of that information service which displays that rate; and

(ii)	the appropriate page of such other information service which displays that rate from time to time in place of that information service,

and, if such page or service ceases to be available, shall include any other page or service displaying that rate specified by the Agent after consultation with the Borrower.

1.3	Currency symbols and definitions

“$”, “USD” and “dollars” denote the lawful currency of the United States of America.

1.4	Third party rights

A person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

2.	THE FACILITY

2.1	The Facility

Subject to the terms of this Agreement, the Lender makes available to the Borrower a dollar term loan facility in an aggregate amount of USD 800,000,000.

3.	PURPOSE

3.1	Purpose

The Borrower shall apply all amounts borrowed by it under the Facility towards its general corporate purposes.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

The Borrower may not deliver a Utilisation Request unless the Agent has received all of the documents and other evidence listed in Schedule 1 (Conditions precedent) in form and substance satisfactory to the Agent. The Agent shall notify the Borrower and the Lender promptly upon being so satisfied.

4.2	Further conditions precedent

The Lender will only be obliged to comply with Clause 5.4 (Making of a Loan) if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)	no Default is continuing or would result from the proposed Loan; and

(b)	the Repeating Representations to be made by the Borrower are true in all material respects.

5.	UTILISATION

5.1	Delivery of a Utilisation Request

(a)

The Borrower may utilise the Facility by delivery to the Agent of a duly completed Utilisation Request not later than 9.30 a.m. on the date falling five Business Days prior to the proposed Utilisation Date.

(b)	No more than one Utilisation Request may be delivered in any calendar month.

5.2	Completion of a Utilisation Request

(a)	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)	the proposed Utilisation Date is a Business Day within the Availability Period; and

(ii)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount).

(b)	Only one Loan may be requested in each Utilisation Request.

5.3	Currency and amount

(a)	The currency specified in a Utilisation Request must be dollars.

(b)	The amount of the proposed Loan must be an amount which is not more than USD 150,000,000 or if less, the Available Facility and which is a minimum of USD 50,000,000 or if less, the Available Facility.

5.4	Making of a Loan

If the conditions set out in this Agreement have been met, the Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

5.5	Cancellation of Facility

The amount of the Facility which, at that time, is unutilised shall be immediately cancelled at the end of the Availability Period.

6.	REPAYMENT

6.1	Repayment of Loans

(a)	On the Termination Date, the Borrower shall repay in full all Loans then outstanding

(b)	The Borrower may not reborrow any part of the Facility which is repaid.

6.2	Lender debt-for-equity option

(a)

If, on or prior to the Termination Date the Borrower undertakes, or announces an intention to undertake, a QEO, then the Lender shall have the option (the “Conversion Right”) to deliver a QEO Exercise Notice at any time during the QEO Election Period.

(b)	The Borrower shall notify the Lender of its intention to undertake a QEO at least 10 Business Days prior to the intended settlement date of such QEO.

(c)

Provided that the Borrower receives a duly completed QEO Exercise Notice from the Lender within the QEO Election Period, each USD 1,000 in aggregate principal amount of any outstanding Loan(s) in respect of which Conversion Rights are exercised (the “Converted Principal Amount”), will be converted on the QEO Conversion Date into the relevant number of Conversion Shares. In such circumstances, upon delivery of the relevant number of Conversion Shares to the Lender, and the payment of any accrued but unpaid interest up to (but excluding) the QEO Conversion Date and any Break Costs, the Converted Principal Amount of the relevant Loan(s) shall be deemed repaid and discharged.

(d)	Each QEO Exercise Notice delivered by the Lender shall specify:

(i)	the aggregate principal amount of any outstanding Loan(s), in integral multiples of USD 1,000 which the Lender wishes to convert; and

(ii)

the number and account name of the security account(s) at the Relevant Clearing System which are to be credited with the relevant number of Conversion Shares required to be delivered to the Lender hereunder.

(e)

On the QEO Conversion Date, the Borrower shall deliver, or procure the delivery of, the relevant number of Conversion Shares to the Lender. The relevant number of Conversion Shares will be determined by dividing the Converted Principal Amount by the QEO Conversion Price, and rounding the result down to the nearest whole number of shares. Fractions of Conversion Shares will not be delivered upon conversion and no cash adjustments will be payable in respect thereof.

(f)

The Lender must pay directly to the relevant authorities any taxes and capital, stamp, issue, registration and transfer taxes and duties arising on conversion of its Loan(s), other than any capital, stamp, issue, registration and transfer taxes and duties payable in the United Kingdom in respect of the initial allotment, issue or transfer and delivery of any Conversion Shares which shall be paid by the Borrower. In addition, the Borrower shall pay any capital, stamp, issue, registration and transfer taxes and duties payable in the United Kingdom in respect of the allotment, issue or transfer and delivery of any Conversion Shares into the Relevant Clearing System.

7.	PREPAYMENT AND CANCELLATION

7.1	Illegality

If, in any applicable jurisdiction, it becomes unlawful for the Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its participation in any Loan it becomes unlawful for any Affiliate of the Lender for the Lender to do so:

(a)	the Lender shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying the Borrower, the Available Facility will be immediately cancelled; and

(c)

the Borrower shall repay the outstanding Loans made to the Borrower on the last day of the Interest Period for each Loan occurring after the Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law) and the Available Facility shall be immediately cancelled in the amount of the participations repaid.

7.2	Change of control

(a)	If any person or group of persons acting in concert that is not a Permitted Holder gains control of the Borrower:

(i)	the Borrower shall promptly notify the Agent upon becoming aware of that event;

(ii)	the Lender shall not be obliged to fund a Utilisation; and

(iii)

if the Lender so requires, the Agent shall, by notice to the Borrower, cancel the Available Facility and declare all outstanding Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents immediately due and payable, whereupon the Available Facility will be immediately cancelled, the Facility shall immediately cease to be available for further utilisation and all such Loans, accrued interest and other amounts will become immediately due and payable.

(b)	For the purpose of paragraph (a) above:

(i)

“acting in concert” means, a group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, through the acquisition by any of them, either directly or indirectly, of shares in the Borrower, to obtain or consolidate control of the Borrower;

(ii)

“control” means the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to cast, or control the casting of, more than 30 per cent. of the maximum number of votes that might be cast at a general meeting of the Borrower; and

(iii)	“Permitted Holder” means:

(A)	Snita Holding B.V.; or

(B)	PSD Investment Limited.

7.3	Voluntary cancellation

The Borrower may, if it gives the Agent not less than five Business Days’ (or such shorter period as the Agent may agree) prior notice, cancel the whole or any part (being a minimum amount of USD 5,000,000) of the Available Facility.

7.4	Voluntary prepayment of Loans

The Borrower may, if it gives the Agent not less than five Business Days’ (or such shorter period as the Lender may agree) prior notice, prepay the whole or any part of any Loan (but, if in part, being an amount that reduces the amount of the Loan by a minimum amount of USD 5,000,000).

7.5	Restrictions

(a)

Any notice of cancellation or prepayment given by any Party under this Clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)	The Borrower may not reborrow any part of the Facility which is prepaid.

(d)	The Borrower shall not repay or prepay all or any part of the Loans or cancel all or any part of the Facility except at the times and in the manner expressly provided for in this Agreement.

(e)	No amount of the Available Facility cancelled under this Agreement may be subsequently reinstated.

(f)	If the Agent receives a notice under this Clause 7 it shall promptly forward a copy of that notice to either the Borrower or the Lender, as appropriate.

(g)

If all or part of the Lender’s participation in a Loan is repaid or prepaid, an amount of the Available Facility (equal to the amount of the participation which is repaid or prepaid) will be deemed to be cancelled on the date of repayment or prepayment.

8.	INTEREST

8.1	Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin; and

(b)	Term Reference Rate.

8.2	Payment of interest

On the last day of each Interest Period, the Borrower shall pay accrued interest on the Loan to which that Interest Period relates.

8.3	Default interest

(a)

If the Borrower fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is one per cent. per annum higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 8.3 shall be immediately payable by the Borrower on demand by the Agent.

(b)	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)

the rate of interest applying to the overdue amount during that first Interest Period shall be one per cent. per annum higher than the rate which would have applied if the overdue amount had not become due.

(c)

Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

8.4	Notification of rates of interest

(a)	The Agent shall promptly notify the Lender and the Borrower of the determination of a rate of interest under this Agreement.

(b)	The Agent shall promptly notify the Borrower of each Funding Rate relating to a Loan.

(c)	This Clause 8.4 shall not require the Agent to make any notification to any Party on a day which is not a Business Day.

9.	INTEREST PERIODS

9.1	Duration

(a)	Subject to this Clause 9, an Interest Period for a Loan shall be six Months.

(b)	The first Interest Period for a Loan ends on the next following Interest Payment Date after the Utilisation Date of that Loan.

(c)	An Interest Period for a Loan shall not extend beyond the Termination Date.

(d)	Each Interest Period for a Loan shall start on the Utilisation Date or (if already made) on the last day of its preceding Interest Period.

9.2	Non-Business Days

Any rules specified as “Business Day Conventions” in the Reference Rate Terms shall apply to each Interest Period.

9.3	Consolidation and division of Loans

If two or more Interest Periods end on the same date, those Loans will be consolidated into, and treated as, a single Loan on the last day of the Interest Period.

10.	CHANGES TO THE CALCULATION OF INTEREST

10.1	Interest Calculation if no Primary Term Rate

(a)

Interpolated Primary Term Rate: If no Primary Term Rate is available for the Interest Period of a Loan, the applicable Term Reference Rate shall be the Interpolated Primary Term Rate for a period equal in length to the Interest Period of that Loan.

(b)	Alternative Term Rate If paragraph (a) above applies but it is not possible to calculate the Interpolated Primary Term Rate, the applicable Term Reference Rate shall be the aggregate of:

(i)	the Alternative Term Rate as of the Quotation Time for a period equal in length to the Interest Period of that Loan; and

(ii)	any applicable Alternative Term Rate Adjustment.

(c)

Interpolated Alternative Term Rate: If paragraph (b) above applies but no Alternative Term Rate is available for the Interest Period of that Loan, the applicable Term Reference Rate shall be the aggregate of:

(i)	the Interpolated Alternative Term Rate for a period equal in length to the Interest Period of that Loan; and

(ii)	any applicable Alternative Term Rate Adjustment.

(d)

Cost of funds: If paragraph (c) above applies but it is not possible to calculate the Interpolated Alternative Term Rate and “Cost of funds will apply as a fallback” is specified in the Reference Rate Terms, Clause 10.3 (Cost of funds) shall apply to that Loan for that Interest Period.

10.2	Market disruption

If:

(a)	a Market Disruption Rate is specified in the Reference Rate Terms; and

(b)	before the Reporting Time the Agent receives notifications from the Lender that its cost of funds relating to its participation in that Loan would be in excess of that Market Disruption Rate,

then Clause 10.3 (Cost of funds) shall apply to that Loan for the relevant Interest Period.

10.3	Cost of funds

(a)	If this Clause 10.3 applies, the rate of interest on a Loan for the relevant Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin; and

(ii)	the rate determined by the Agent as soon as practicable and in any event by the Reporting Time, to be that which expresses as a percentage rate per annum its cost of funds relating to that Loan.

(b)

If this Clause 10.3 applies and the Agent or the Borrower so requires, the Agent and the Borrower shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(c)	Any alternative basis agreed pursuant to paragraph (b) above shall, with the prior consent of the Agent and the Borrower, be binding on all Parties.

(d)	If this Clause 10.3 applies pursuant to Clause 10.2 (Market disruption) and:

(i)	the Lender’s Funding Rate is less than the Market Disruption Rate; or

(ii)	the Agent does not supply a rate by the time specified in Clause 10.3(a)(ii),

the Lender’s cost of funds relating to its participation in that Loan for that Interest Period shall be deemed, for the purposes of paragraph (a) above, to be the Market Disruption Rate.

10.4	Notification to Borrower

If Clause 10.3 (Cost of funds) applies, the Agent shall, as soon as is practicable, notify the Borrower.

10.5	Break Costs

(a)

If an amount is specified as Break Costs in the Reference Rate Terms the Borrower shall, within five Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)

The Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they become, or may become, payable.

11.	TAX GROSS UP AND INDEMNITIES

11.1	Definitions

In this Agreement:

“Protected Party” means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

“Tax Payment” means either the increase in a payment made by the Borrower to a Finance Party under Clause 11.2 (Tax gross-up) or a payment under Clause 11.3 (Tax indemnity).

11.2	Tax gross-up

(a)	The Borrower shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)

The Borrower shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, the Lender shall notify the Borrower on becoming so aware in respect of a payment payable to the Lender.

(c)

If a Tax Deduction is required by law to be made by the Borrower, the amount of the payment due from the Borrower shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)

If the Borrower is required to make a Tax Deduction, it shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(e)

Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Borrower shall deliver to the Agent for the Finance Party entitled to the payment a statement under section 975 of the ITA or other evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(f)	The Original Lender and the Borrower shall co-operate in completing any procedural formalities necessary for the Borrower to obtain authorisation to make that payment without a Tax Deduction.

11.3	Tax indemnity

(a)

The Borrower shall (within five Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on a Finance Party:

(A)

under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)	to the extent a loss, liability or cost:

(A)	is compensated for by an increased payment under Clause 11.2 (Tax gross-up); or

(B)	relates to a FATCA Deduction required to be made by a Party.

(c)

A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Borrower.

(d)	A Protected Party shall, on receiving a payment from the Borrower under this Clause 11.3, notify the Agent.

11.4	Tax Credit

If the Borrower makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and

(b)	that Finance Party has obtained and utilised that Tax Credit,

the Finance Party shall pay an amount to the Borrower which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Borrower.

11.5	Stamp taxes

The Borrower shall pay and, within five Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

11.6	VAT

(a)

All amounts expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to paragraph (b) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document and such Finance Party is required to account to the relevant tax authority for the VAT, that Party must pay to such Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Finance Party must promptly provide an appropriate VAT invoice to that Party).

(b)

If VAT is or becomes chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Finance Document, and any Party other than the Recipient (the “Relevant Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(i)

(where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this paragraph (i) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(ii)

(where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(c)

Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(d)

Any reference in this Clause 11.6 to any Party shall, at any time when such Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term “representative member” to have the same meaning as in the Value Added Tax Act 1994).

(e)

In relation to any supply made by a Finance Party to any Party under a Finance Document, if reasonably requested by such Finance Party, that Party must promptly provide such Finance Party with details of that Party’s VAT registration and such other information as is reasonably requested in connection with such Finance Party’s VAT reporting requirements in relation to such supply.

11.7	FATCA information

(a)	Subject to paragraph (c) below, each Party shall, within ten Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party;

(ii)

supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA; and

(iii)

supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party’s compliance with any other law, regulation, or exchange of information regime.

(b)

If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)

Paragraph (a) above shall not oblige any Finance Party to do anything, and paragraph (a)(iii) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

(d)

If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a)(i) or (ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

11.8	FATCA Deduction

(a)

Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)

Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment and, in addition, shall notify the Borrower and the Agent and the Agent shall notify the other Finance Parties.

12.	INCREASED COSTS

12.1	Increased costs

(a)

Subject to Clause 12.3 (Exceptions) the Borrower shall, within five Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation after the date of this Agreement;

(ii)	compliance with any law or regulation made after the date of this Agreement; or

(iii)	the implementation or application of, or compliance with, Basel III or CRD IV or any law or regulation that implements or applies Basel III or CRD IV.

(b)	In this Agreement:

(i)	“Increased Costs” means:

(A)	a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(B)	an additional or increased cost; or

(C)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its commitment or funding or performing its obligations under any Finance Document;

(ii)	“Basel III” means:

(A)

the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(B)

the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(C)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”;

(iii)	“CRD IV” means EU CRD IV and UK CRD IV;

(iv)	“EU CRD IV” means:

(A)	Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms; and

(B)

Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC; and

(v)	“UK CRD IV” means:

(A)

Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms as it forms part of domestic law of the United Kingdom by virtue of the European Union (Withdrawal) Act 2018 (the “Withdrawal Act”);

(B)

the law of the United Kingdom or any part of it, which immediately before IP completion day (as defined in the European Union (Withdrawal Agreement) Act 2020) implemented Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC and its implementing measures; and

(C)

direct EU legislation (as defined in the Withdrawal Act), which immediately before IP completion day (as defined in the European Union (Withdrawal Agreement) Act 2020) implemented EU CRD IV as it forms part of domestic law of the United Kingdom by virtue of the Withdrawal Act.

12.2	Increased Cost claims

(a)

A Finance Party intending to make a claim pursuant to Clause 12.1 (Increased Costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrower.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

12.3	Exceptions

(a)	Clause 12.1 (Increased Costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by the Borrower;

(ii)	attributable to a FATCA Deduction required to be made by a Party;

(iii)

compensated for by Clause 11.3 (Tax indemnity) (or would have been compensated for under Clause 11.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 11.3 (Tax indemnity) applied); or

(iv)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.

(b)	In this Clause 12.3, a reference to a “Tax Deduction” has the same meaning given to that term in Clause 11.1 (Definitions).

13.	OTHER INDEMNITIES

13.1	Currency indemnity

(a)

If any sum due from the Borrower under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against the Borrower;

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

the Borrower shall as an independent obligation, within five Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	The Borrower waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

13.2	Other indemnities

The Borrower shall, within five Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:

(a)	the occurrence of any Event of Default;

(b)	a failure by the Borrower to pay any amount due under a Finance Document on its due date;

(c)

funding, or making arrangements to fund, its participation in a Loan requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(d)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.

13.3	Indemnity to the Agent

The Borrower shall promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is a Default;

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised; or

(c)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement; and

14.	MITIGATION BY THE LENDER

14.1	Mitigation

(a)

Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in the Facility ceasing to be available or any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality) , Clause 11 (Tax gross-up and indemnities) or Clause 12 (Increased Costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of the Borrower under the Finance Documents.

14.2	Limitation of liability

(a)	The Borrower shall promptly indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 14.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 14.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

15.	COSTS AND EXPENSES

15.1	Transaction expenses

The Borrower shall promptly on demand pay the Agent the amount of all costs and expenses (including legal fees) reasonably incurred by it in connection with the negotiation, preparation, printing, execution and syndication of:

(a)	this Agreement and any other documents referred to in this Agreement; and

(b)	any other Finance Documents executed after the date of this Agreement.

15.2	Amendment costs

If the Borrower requests an amendment, waiver or consent, the Borrower shall, within five Business Days of demand, reimburse the Agent for the amount of all costs and expenses (including legal fees subject to any pre-agreed cap) reasonably incurred by the Agent in responding to, evaluating, negotiating or, complying with or implementing that request or, requirement or actual or contemplated agreement.

15.3	Enforcement costs

The Borrower shall, within five Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

16.	REPRESENTATIONS

The Borrower makes the representations and warranties set out in this Clause 16 to each Finance Party on the date of this Agreement.

16.1	Status

(a)	It is a corporation, duly incorporated and validly existing under the law of its Original Jurisdiction.

(b)	It has the power to own its assets and carry on its business as it is being conducted.

16.2	Binding obligations

Subject to Legal Reservations, the obligations expressed to be assumed by it in each Finance Document are legal, valid, binding and enforceable obligations.

16.3	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:

(a)	any law or regulation applicable to it

(b)	its constitutional documents; or

(c)	any agreement or instrument binding upon it or any of its assets.

16.4	Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

16.5	Validity and admissibility in evidence

All Authorisations required or desirable:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and

(b)	to make the Finance Documents to which it is a party admissible in evidence in its Original Jurisdiction,

have been (or, prior to the first Utilisation Date, will be) obtained or effected and are (or, prior to the first Utilisation Date, will be) in full force and effect.

16.6	Governing law and enforcement

(a)	Subject to the Legal Reservations, the choice of English law as the governing law of the Finance Documents will be recognised and enforced in its Original Jurisdiction.

(b)	Subject to the Legal Reservations, any judgment obtained in England in relation to a Finance Document will be recognised and enforced in its Original Jurisdiction.

16.7	Deduction of Tax

It is not required to make any Tax Deduction (as defined in Clause 11.1 (Definitions)) from any payment it may make under any Finance Document to the Original Lender.

16.8	No filing or stamp taxes

Under the law of its Original Jurisdiction it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.

16.9	No default

(a)	No Event of Default is continuing or might reasonably be expected to result from the making of any Utilisation.

(b)

No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or to which its assets are subject which has or is reasonably likely to have a Material Adverse Effect.

16.10	Cashflow Forecast

The Cashflow Forecast has been prepared on the basis of recent historical information and on the basis of reasonable assumptions.

16.11	Financial statements

The Borrower’s financial statements most recently delivered to the Agent:

(a)	have been prepared in accordance with GAAP, consistently applied; and

(b)	fairly represent its financial condition (consolidated, if applicable) as at the date to which they were drawn up,

except, in each case, as disclosed to the contrary in those financial statements.

16.12	Pari passu ranking

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

16.13	No proceedings

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which if adversely determined might reasonably be expected to have a Material Adverse Effect has or have (to the best of its knowledge and belief) been started or threatened against it.

16.14	Allotment of shares

The Borrower has available for issue and authority to allot, free from pre-emption rights, 4,642,486,776 ordinary shares.

16.15	Repetition

The Repeating Representations are deemed to be made by the Borrower (by reference to the facts and circumstances then existing) on the date of each Utilisation Request and the first day of each Interest Period.

17.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 17 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or the Facility is in force.

17.1	Financial statements

The Borrower shall deliver to the Agent (or otherwise make available to the Agent, and notify the Agent of this):

(a)	as soon as the same become available, but in any event within 120 days after the end of each of its financial years, its audited consolidated financial statements for that financial year; and

(b)	as soon as the same become available, but in any event within 60 days after the end of each Financial Quarter, its consolidated financial statements for that period.

17.2	Cashflow Forecast

The Borrower shall supply to the Agent (marked for the attention of the Designated Recipients) on request (such request to be made no later than the last calendar day of the preceding Financial Quarter), on or before the fifth Business Day of a Financial Quarter, an updated Cashflow Forecast in respect of each Financial Quarter (starting from the beginning of the Financial Quarter in which the Cashflow Forecast is delivered) to (and including) June 2024, in substantially the same format as that of the Original Cashflow Forecast.

17.3	Compliance Certificate

The Borrower shall supply to the Agent on request (such request to be made in connection with a Utilisation Request or otherwise no more frequently than once per Financial Quarter) a Compliance Certificate signed by the chief executive officer or the chief financial officer of the Borrower.

17.4	Information: miscellaneous

The Borrower shall supply to the Agent:

(a)	all documents dispatched by the Borrower to its shareholders (or any class of them) or its creditors generally at the same time as they are dispatched;

(b)	promptly following any such approval, a copy of any written material approved by the board of directors of the Borrower relating to active cost management activities of the Borrower;

(c)

promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against the Borrower (or against the directors of the Borrower), and which might, if adversely determined, have a Material Adverse Effect;

(d)

promptly upon becoming aware of them, the details of any judgment or order of a court, arbitral body or agency which is made against the Borrower (or against the directors of the Borrower), and which might have a Material Adverse Effect; and

(e)	promptly, such further information regarding the financial condition, business and operations of the Borrower as any Finance Party (through the Agent) may reasonably request.

17.5	Notification of default

(a)	The Borrower shall notify the Agent of any Event of Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

(b)

Promptly upon a request by the Agent, the Borrower shall supply to the Agent a certificate signed by the chief executive officer or the chief financial officer of the Borrower on its behalf certifying that no Event of Default is continuing (or if a Default is continuing, specifying the Event of Default and the steps, if any, being taken to remedy it).

17.6	Direct electronic delivery by Company

The Borrower may satisfy its obligation under this Agreement to deliver any information by delivering that information to the Agent in accordance with Clause 26.5 (Electronic communication).

17.7	“Know your customer” checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)

any change in the status of the Borrower (or of a Holding Company of the Borrower) or the composition of the shareholders of the Borrower (or of a Holding Company of the Borrower) after the date of this Agreement; or

(iii)	a proposed assignment or transfer by the Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or the Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall promptly upon the request of the Agent or the Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of the Lender) or the Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, the Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)

The Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

18.	GENERAL UNDERTAKINGS

The undertakings in this Clause 18 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any commitment is in force.

18.1	Authorisations

The Borrower shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	if requested by the Agent, supply certified copies to the Agent of,

any Authorisation required under any law or regulation of its Original Jurisdiction to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its Original Jurisdiction of any Finance Document.

18.2	Compliance with laws

The Borrower shall comply in all respects with all laws to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Finance Documents.

18.3	Acquisitions

The Borrower shall not acquire any company, business, assets or undertaking (a) with the proceeds of any Loan or (b) if the amount of the acquisition cost, when aggregated with the aggregate acquisition cost of any other companies, business, assets or undertaking acquired by the Borrower during that financial year exceeds USD 30,000,000.

18.4	Loans and Guarantees

(a)

The Borrower shall not make any loans, grant any credit (save in the ordinary course of business) or give any guarantee or indemnity (except as required under any of the Finance Documents) to or for the benefit of any person or otherwise voluntarily assume any liability, whether actual or contingent, in respect of any obligation of any person.

(b)

Paragraph (a) above does not apply to: (i) any Financial Indebtedness made available by the Borrower to one or more of its Subsidiaries; (ii) any trade credit extended by the Borrower to its customers on normal commercial terms and in the ordinary course of its trading activities; (iii) any guarantees made by the Borrower for customs purposes in the ordinary course of business; (iv) liabilities (not otherwise described in this paragraph (b)) in an aggregate principal amount of up to USD 30,000,000; and (v) liabilities incurred with the prior written consent of the Agent.

18.5	Senior management time

The Borrower shall, on request of the Agent (specifying on reasonable notice a time during business hours) in connection with the supply of documentation pursuant to Clause 17.4(b) (Information: miscellaneous) or otherwise no more frequently than once per Financial Quarter, procure that relevant members of the senior management of the Borrower (including, on each occasion unless agreed otherwise with the Agent, at least one of the chief executive officer or chief financial officer of the Borrower) meet with representatives of the Lender(s), either in a mutually convenient location or online, and discuss the Cashflow Forecast and/or the active cost management activities of the Borrower.

18.6	Condition subsequent

The Borrower shall deliver to the Agent no later than:

(a)	15 December 2022, the Original Cashflow Forecast;

(b)

31 December 2022, a copy of the executed amendment and restatement agreement to the Registration Rights Agreement providing for the definition of “Registrable Rights” to include any Conversion Shares issued by the Borrower to the Lender pursuant to exercise of the Conversion Right pursuant to this Agreement; and

(c)	the date falling three months after the date of this Agreement, a plan approved by the board of directors of the Borrower with respect to active management of the operating costs of the Borrower.

18.7	Registration Rights

Any Conversion Shares into which any outstanding loan(s) may be converted have not been registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”) or under the securities laws of any state. In the absence of an effective registration statement as to the Conversion Shares under the Securities Act, the Borrower may require an opinion of counsel reasonably satisfactory in form, scope and substance to the Borrower to the effect that such registration is not required, unless sold pursuant to Rule 144 of the Securities Act or in a transaction not subject to the Securities Act. Each Conversion Share shall bear a legend as to the applicable restrictions on transferability in order to ensure compliance with the Securitites Act. Following the earlier of: (x) the effective date of a registration statement filed pursuant to the Securities Act that includes any Conversion Shares; or (y) any Conversion Shares becoming eligible for sale without restriction under Rule 144(d)(1) of the Securities Act, the Borrower, upon the written request of the Lender, shall remove or, if applicable, instruct its transfer agent to remove, the restrictive legend from such Conversion Shares and shall cause its counsel to issue any legend removal opinion it or, if applicable, its transfer agent requires. Any fees (with respect to the transfer agent, the Borrower’s counsel or otherwise) associated with the issuance of such opinion or the removal of such legend shall be borne by the Borrower. The Borrower may issue stop transfer instructions to its transfer agent and/or depositary in connection with such restrictions.

The Borrower has granted certain registration rights to the Lender pursuant to a registration rights agreement dated 27 September 2021 by and among the Borrower, the Lender and the other parties thereto (as subsequently amended, the “Registration Rights Agreement”). The Borrower hereby agrees to include any Conversion Shares issued by the Borrower to the Lender pursuant to exercise of the Conversion Right pursuant to this Agreement in the definition of “Registrable Securities” by way of an amendment and restatement of the Registration Rights Agreement and thereby extend applicable registration rights to any Conversion Shares. In furtherance of the foregoing, the Borrower shall, within 90 days following the QEO Conversion Date, file a new Form F-1 Shelf (as defined in the Registration Rights Agreement) in view of registering the resale of any Conversion Shares and cause such registration statement to become effective as soon as practicable after such filing. As promptly as practicable following the QEO Conversion Date, the Borrower and the Lender shall enter into an amendment to the Registration Rights Agreement, with any other parties thereto necessary to make such amendment, in order to amend the definition of “Registrable Securities” therein, as provided hereby. The Borrower and the Lender agree that Article IV of the Registration Rights Agreement shall apply mutatis mutandis in connection with the registration rights granted pursuant to this Agreement.

Should the Borrower, its directors and executive officers enter into lock-up agreements in connection with a QEO, the Original Lender and any Lenders that become a Party to this Agreement in accordance with Clause 20 (Changes to the Lender) agree to enter into lock-up agreements in a form to be agreed with the Borrower and its financial advisors and customary for a follow-on offering, restricting the disposition or hedging of any Conversion Shares being issued in connection with such QEO for a period of 90 days (or such shorter period of time as applicable to the Borrower, its directors and executive officers) following such QEO Conversion Date.

18.8	Allotment of shares

(a)

The Borrower shall have available for issue and authority to allot, free from pre-emption rights, sufficient Conversion Shares to enable the Conversion Rights set out herein to be satisfied in full, and all other rights of subscription or conversion for the Conversion Shares to be satisfied in full.

(b)	The Borrower shall use its best endeavours to procure and maintain the listing of any Conversion Shares on NASDAQ with effect from the QEO Conversion Date.

19.	EVENTS OF DEFAULT

Each of the events or circumstances set out in this Clause 19 is an Event of Default (save for Clause 19.11 (Acceleration)).

19.1	Non-payment

The Borrower does not pay on the due date any amount payable pursuant to a Finance Document at the place and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by:

(i)	administrative or technical error; or

(ii)	a Disruption Event; and

(b)

payment is made within: (i) in the case of paragraph (a)(i) above, five Business Days of its due date; or (ii) in the case of paragraph (a)(ii) above, three Business Days following the cessation of the Disruption Event.

19.2	Other obligations

(a)	The Borrower does not comply with any provision of the Finance Documents (other than those referred to in Clause 19.1 (Non-payment).

(b)

No Event of Default under paragraph (a) above if the failure to comply is capable of remedy and is remedied within fifteen Business Days of the earlier of (i) the Agent giving notice of the failure to comply to the Borrower and (ii) the Borrower becoming aware of the non-compliance.

19.3	Misrepresentation

(a)

Any representation or statement made or deemed to be made by the Borrower in the Finance Documents or any other document delivered by or on behalf of the Borrower under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

(b)

No Event of Default under paragraph (a) above will occur if the circumstances giving rise to the misrepresentation or breach of warranty are capable of remedy and are remedied within fifteen Business Days of the earlier of (i) the Agent giving notice of the misrepresentation or breach of warranty to the Borrower and (ii) the Borrower becoming aware of the misrepresentation or breach of warranty.

19.4	Cross default

(a)	Any Financial Indebtedness of the Borrower is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(b)	Any commitment for any Financial Indebtedness of the Borrower is cancelled or suspended by a creditor of the Borrower as a result of an event of default (however described).

(c)

No Event of Default will occur under this Clause 19.4 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) and (b) above is less than USD40,000,000 (or its equivalent in any other currency or currencies).

19.5	Insolvency

(a)	The Borrower:

(i)	is unable or admits inability to pay its debts as they fall due;

(ii)	suspends making payments on any of its debts; or

(iii)

by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (excluding any Finance Party in its capacity as such) with a view to rescheduling any of its indebtedness.

(b)	A moratorium is declared in respect of any indebtedness of the Borrower.

19.6	Insolvency proceedings

Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(a)

the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of the Borrower;

(b)	a composition, compromise, assignment or arrangement with any creditor of the Borrower;

(c)	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of the Borrower or any of its assets; or

or any analogous procedure or step is taken in any jurisdiction.

This Clause 19.6 shall not apply to any winding up petition which is frivolous or vexatious and is discharged, stayed or dismissed within twenty-eight days of commencement.

19.7	Creditors’ process

Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of the Borrower having an aggregate value of USD40,000,000.

19.8	Unlawfulness

It is or becomes unlawful for the Borrower to perform any of its material obligations under the Finance Documents to the extent that the Lender reasonably considers to be materially prejudicial to the interests of the Lender under the Finance Documents..

19.9	Repudiation

The Borrower repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

19.10	Material adverse change

Any event or series of events occurs which has a Material Adverse Effect.

19.11	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Lender, by notice to the Borrower:

(a)	cancel the Available Facility whereupon the Available Facility shall immediately be cancelled and the Facility shall immediately cease to be available for further utilisation;

(b)

declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(c)	declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Agent on the instructions of the Lender.

20.	CHANGES TO THE LENDER

20.1	Assignments and transfers by the Lender

The Lender (the “Existing Lender”) may:

(a)	assign any of its rights; or

(b)	transfer by novation any of its rights and obligations,

to (i) a Lender or an Affiliate of a Lender; or (ii) with the prior consent of the Borrower, to any other person.

20.2	Security over Lenders’ rights

In addition to the other rights provided to Lender(s) under this Clause 20.2, any Lender may without consulting with or obtaining consent from the Borrower, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

(b)

any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:

(i)

release that Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Finance Documents; or

(ii)

require any payments to be made by the Borrower other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.

21.	CHANGES TO THE BORROWER

The Borrower may not assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

22.	ROLE OF THE AGENT

22.1	Appointment of the Agent

(a)	The Lender appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)

The Lender authorises the Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

22.2	Instructions

(a)

The Agent shall not be liable for any act (or omission) if it exercises or refrains from exercising any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Lender.

(b)

The Agent shall be entitled to request instructions, or clarification of any instruction, from the Lender as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion. The Agent may refrain from acting unless and until it receives any such instructions or clarification that it has requested.

(c)

Save in the case of decisions stipulated to be a matter for the Lender under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Agent by the Lender shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties.

(d)

The Agent may refrain from acting in accordance with any instructions of the Lender until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability which it may incur in complying with those instructions.

(e)	In the absence of instructions, the Agent may act (or refrain from acting) as it considers to be in the best interest of the Lender.

(f)	The Agent is not authorised to act on behalf of the Lender (without first obtaining the Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.

22.3	Duties of the Agent

(a)	The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

(b)	The Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(c)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(d)

If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(e)

If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent) under this Agreement, it shall promptly notify the other Finance Parties.

(f)	The Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).

22.4	No fiduciary duties

(a)	Nothing in any Finance Document constitutes the Agent as a trustee or fiduciary of any other person.

(b)	The Agent shall not be bound to account to the Lender for any sum or the profit element of any sum received by it for its own account.

22.5	Business with the Borrower

The Agent may accept deposits from, lend money to and generally engage in any kind of banking or other business with the Borrower.

22.6	Rights and discretions

(a)	The Agent may:

(i)	rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised;

(ii)	assume that:

(A)	any instructions received by it from the Lender are duly given in accordance with the terms of the Finance Documents; and

(B)	unless it has received notice of revocation, that those instructions have not been revoked; and

(iii)	rely on a certificate from any person:

(A)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or

(B)	to the effect that such person approves of any particular dealing, transaction, step, action or thing,

as sufficient evidence that that is the case and, in the case of paragraph (A) above, may assume the truth and accuracy of that certificate.

(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lender) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 19.1 (Non-payment)); and

(ii)	any right, power, authority or discretion vested in any Party or the Lender has not been exercised.

(c)	The Agent may engage and pay for the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts.

(d)

Without prejudice to the generality of paragraph (c) above or paragraph (e) below, the Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Agent (and so separate from any lawyers instructed by the Lender) if the Agent in its reasonable opinion deems this to be necessary.

(e)

The Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

(f)	The Agent may act in relation to the Finance Documents through its officers, employees and agents.

(g)	Unless a Finance Document expressly provides otherwise, the Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(h)

Notwithstanding any other provision of any Finance Document to the contrary, the Agent is not obliged to do or omit to do anything if it would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(i)

Notwithstanding any provision of any Finance Document to the contrary, the Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

22.7	Responsibility for documentation

The Agent is not responsible or liable for:

(a)

the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Agent, the Borrower or any other person in or in connection with any Finance Document or the transactions contemplated in the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(b)

the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)

any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

22.8	No duty to monitor

The Agent shall not be bound to enquire:

(a)	whether or not any Default has occurred;

(b)	as to the performance, default or any breach by any Party of its obligations under any Finance Document; or

(c)	whether any other event specified in any Finance Document has occurred.

22.9	Exclusion of liability

(a)	Without limiting paragraph (b) below (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Agent), the Agent will not be liable for:

(i)

any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct;

(ii)

exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document; or

(iii)

without prejudice to the generality of paragraphs (i) and (ii) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation, for negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of:

(A)	any act, event or circumstance not reasonably within its control; or

(B)	the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

(b)

No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this paragraph (b).

(c)

The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d)	Nothing in this Agreement shall oblige the Agent to carry out:

(i)	any “know your customer” or other checks in relation to any person; or

(ii)	any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Lender,

on behalf of any Lender and each Lender confirms to the Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent.

(e)

Without prejudice to any provision of any Finance Document excluding or limiting the Agent’s liability, any liability of the Agent arising under or in connection with any Finance Document shall be limited to the amount of actual loss which has been suffered (as determined by reference to the date of default of the Agent or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Agent at any time which increase the amount of that loss. In no event shall the Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Agent has been advised of the possibility of such loss or damages.

22.10	Lender’s indemnity to the Agent

(a)

The Lender shall indemnify the Agent, within three Business Days of demand, against any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 24.10 (Disruption to payment systems etc.), notwithstanding the Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by the Borrower pursuant to a Finance Document).

(b)	the Borrower shall immediately on demand reimburse the Lender for any payment that Lender makes to the Agent pursuant to paragraph (a) above.

22.11	Confidentiality

(a)

In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

22.12	Relationship with the Lender

(a)

The Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Agent’s principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(i)	entitled to or liable for any payment due under any Finance Document on that day; and

(ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)

The Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address and (where communication by electronic mail or other electronic means is permitted under Clause 26.5 (Electronic communication)) electronic mail address and/or any other information required to enable the transmission of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, electronic mail address (or such other information), department and officer by that Lender for the purposes of Clause 26.2 (Addresses) and paragraph (a)(ii) of Clause 26.5 (Electronic communication) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were the Lender.

22.13	Credit appraisal by the Lender

Without affecting the responsibility of the Borrower for information supplied by it or on its behalf in connection with any Finance Document, the Lender confirms to the Agent that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of the Borrower;

(b)

the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)

whether the Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)

the adequacy, accuracy or completeness of the Information and any other information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

22.14	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

23.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

24.	PAYMENT MECHANICS

24.1	Payments to the Agent

(a)

On each date on which the Borrower or the Lender is required to make a payment under a Finance Document, the Borrower or the Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency and with such bank as the Agent, in each case, specifies.

24.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 24.3 (Distributions to the Borrower), Clause 24.4 (Clawback and pre-funding) and Clause 22.14 (Deduction from amounts payable by the Agent) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank specified by that Party in the principal financial centre of the country of that currency.

24.3	Distributions to the Borrower

The Agent may (with the consent of the Borrower or in accordance with Clause 25 (Set-off)) apply any amount received by it for the Borrower in or towards payment (on the date and in the currency and funds of receipt) of any amount due from the Borrower under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

24.4	Clawback and pre-funding

(a)

Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)

Unless paragraph (c) below applies, if the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

(c)

If the Agent is willing to make available amounts for the account of the Borrower before receiving funds from the Lender then if and to the extent that the Agent does so but it proves to be the case that it does not then receive funds from a Lender in respect of a sum which it paid to the Borrower:

(i)	the Borrower shall on demand refund it to the Agent; and

(ii)

the Lender by whom those funds should have been made available or, if that Lender fails to do so, the Borrower shall on demand pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding cost incurred by it as a result of paying out that sum before receiving those funds from that Lender.

24.5	Partial payments

(a)

If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by the Borrower under the Finance Documents, the Agent shall apply that payment towards the obligations of the Borrower under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid amount owing to the Agent under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Agent shall, if so directed by the Lender, vary the order set out in paragraphs (a)(ii) to (a)(iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by the Borrower.

24.6	No set-off by the Borrower

All payments to be made by the Borrower under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

24.7	Business Days

(a)

Any payment under any Finance Document which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

24.8	Currency of account

(a)	Subject to paragraphs (b) and (c) below, dollars is the currency of account and payment for any sum due from the Borrower under any Finance Document.

(b)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(c)	Any amount expressed to be payable in a currency other than dollars shall be paid in that other currency.

24.9	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)

any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Borrower); and

(ii)

any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)

If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Market and otherwise to reflect the change in currency.

24.10	Disruption to payment systems etc.

If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Borrower that a Disruption Event has occurred:

(a)

the Agent may, and shall if requested to do so by the Borrower, consult with the Borrower with a view to agreeing with the Borrower such changes to the operation or administration of the Facility as the Agent may deem necessary in the circumstances;

(b)

the Agent shall not be obliged to consult with the Borrower in relation to any changes mentioned in paragraph (a) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)

the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) above but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)

any such changes agreed upon by the Agent and the Borrower shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 30 (Amendments and Waivers);

(e)

the Agent shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 24.10; and

(f)	the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

25.	SET-OFF

A Finance Party may set off any matured obligation due from the Borrower under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to the Borrower, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

26.	NOTICES

26.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by letter.

26.2	Addresses

The address (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Borrower, that identified with its name below;

(b)	in the case of each Lender, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of the Agent, that identified with its name below,

or any substitute address or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days’ notice.

26.3	Delivery

(a)

Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address and, if a particular department or officer is specified as part of its address details provided under Clause 26.2 (Addresses), if addressed to that department or officer.

(b)

Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s signature below (or any substitute department or officer as the Agent shall specify for this purpose).

(c)	All notices from or to the Borrower shall be sent through the Agent.

(d)

Any communication or document which becomes effective, in accordance with paragraphs (a) to (c) above, after 5:00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

26.4	Notification of address

Promptly upon changing its address, the Agent shall notify the other Parties.

26.5	Electronic communication

(a)

Any communication or document to be made or delivered by one Party to another under or in connection with the Finance Documents may be made by electronic mail or other electronic means (including, without limitation, by way of posting to a secure website) if those two Parties:

(i)	notify each other in writing of their electronic mail address and/or any other information required to enable the transmission of information by that means; and

(ii)	notify each other of any change to their address or any other such information supplied by them by not less than five Business Days’ notice.

(b)

Any such electronic communication or delivery as specified in paragraph (a) above to be made between the Borrower and a Finance Party may only be made in that way to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication or delivery.

(c)

Any such electronic communication or document as specified in paragraph (a) above made or delivered by one Party to another will be effective only when actually received (or made available) in readable form and in the case of any electronic communication or document made or delivered by a Party to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

(d)

Any electronic communication or document which becomes effective, in accordance with paragraph I above, after 5:00 p.m. in the place in which the Party to whom the relevant communication or document is sent or made available has its address for the purpose of this Agreement shall be deemed only to become effective on the following day.

(e)

Any reference in a Finance Document to a communication being sent or received or a document being delivered shall be construed to include that communication or document being made available in accordance with this Clause 26.5.

26.6	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)

if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

27.	CALCULATIONS AND CERTIFICATES

27.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

27.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

27.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Market differs, in accordance with that market practice.

28.	PARTIAL INVALIDITY

If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

29.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any of the Finance Documents. No election to affirm any Finance Document on the part of any Finance Party shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.

30.	AMENDMENTS AND WAIVERS

Any term of the Finance Documents may be amended or waived only with the written consent of the Agent, the Lender(s) and the Borrower.

31.	CONFIDENTIAL INFORMATION

31.1	Confidentiality

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 31.2 (Disclosure of Confidential Information), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

31.2	Disclosure of Confidential Information

Any Finance Party may disclose:

(a)

to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:

(i)

to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents or which succeeds (or which may potentially succeed) it as Agent and, in each case, to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(ii)

with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or the Borrower and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(iii)

appointed by any Finance Party or by a person to whom paragraph (b)(i) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under paragraph (b) of Clause 22.12 (Relationship with the Lender));

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (b)(i) or (b)(ii) above;

(v)

to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(vii)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 20.2 (Security over Lender’s rights);

(viii)	who is a Party; or

(ix)	with the consent of the Borrower;

in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(A)

in relation to paragraphs (b)(i), (b)(ii) and (b)(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)

in relation to paragraph (b)(iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(C)

in relation to paragraphs (b)(v), (b)(vi) and (b)(vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances;

(c)

to any person appointed by that Finance Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Borrower and the relevant Finance Party; and

(d)

to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Borrower if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.

Nothing in any Finance Document shall prevent disclosure of any Confidential Information or other matter to the extent that preventing that disclosure would otherwise cause any transaction contemplated by the Finance Documents or any transaction carried out in connection with any transaction contemplated by the Finance Documents to become an arrangement described in Part II A 1 of Annex IV of Directive 2011/16/EU.

31.3	Entire agreement

This Clause 31 constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

31.4	Inside information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

31.5	Notification of disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Borrower:

(a)

of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (b)(v) of Clause 31.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 31.

31.6	Continuing obligations

The obligations in this Clause 31 are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of twelve months from the earlier of:

(a)	the date on which all amounts payable by the Borrower under or in connection with this Agreement have been paid in full and the Facility has been cancelled or otherwise cease to be available; and

(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.

32.	CONFIDENTIALITY OF FUNDING RATES

32.1	Confidentiality and disclosure

(a)	The Agent and the Borrower agree to keep each Funding Rate confidential and not to disclose it to anyone, save to the extent permitted by paragraphs (b) and (c) below.

(b)	The Agent may disclose:

(i)	any Funding Rate to the Borrower pursuant to Clause 8.4 (Notification of rates of interest); and

(ii)

any Funding Rate to any person appointed by it to provide administration services in respect of one or more of the Finance Documents to the extent necessary to enable such service provider to provide those services if the service provider to whom that information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Agent and the relevant Lender.

(c)	The Agent may disclose any Funding Rate, and the Borrower may disclose any Funding Rate, to:

(i)

any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives if any person to whom that Funding Rate is to be given pursuant to this paragraph (i) is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of that Funding Rate or is otherwise bound by requirements of confidentiality in relation to it;

(ii)

any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation if the person to whom that Funding Rate is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the Borrower, as the case may be, it is not practicable to do so in the circumstances;

(iii)

any person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes if the person to whom that Funding Rate is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the Borrower, as the case may be, it is not practicable to do so in the circumstances; and

(iv)	any person with the consent of the relevant Lender.

32.2	Related obligations

(a)

The Agent and the Borrower acknowledge that each Funding Rate is or may be price-sensitive information and that its use may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Agent and the Borrower undertake not to use any Funding Rate for any unlawful purpose.

(b)	The Agent and the Borrower agree (to the extent permitted by law and regulation) to inform the relevant Lender:

(i)

of the circumstances of any disclosure made pursuant to paragraph I(ii) of Clause 32.1 (Confidentiality and disclosure) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(ii)	upon becoming aware that any information has been disclosed in breach of this Clause 32.

32.3	No Event of Default

No Event of Default will occur under Clause 19.2 (Other obligations) by reason only of the Borrower’s failure to comply with this Clause 32.

33.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

34.	GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

35.	ENFORCEMENT

35.1	Jurisdiction

(a)

The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or the consequences of its nullity or any non-contractual obligations arising out of or in connection with this Agreement) (a “Dispute”).

(b)	The Borrower agrees that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly the Borrower will not argue to the contrary.

(c)

Notwithstanding paragraph (a) and (b) above, any Finance Party may take proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

CONDITIONS PRECEDENT TO INITIAL UTILISATION

1.	The Borrower

(a)	A copy of the constitutional documents of the Borrower.

(b)	A copy of a resolution of the board of directors of the Borrower:

(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(iii)

authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

(c)

A certificate of the Borrower (signed by the chief executive officer or the chief financial officer of the Borrower) confirming that borrowing the Facility would not cause any borrowing or similar limit binding on the Borrower to be exceeded.

(d)

A certificate of the chief executive officer or the chief financial officer of the Borrower certifying that each copy document relating to it specified in this Schedule 1 is correct, complete and in full force and effect as at a date no earlier than the date of the first Utilisation Request to be delivered under this Agreement.

(e)	A copy of the authorities to allot referred to in Clause 16.14 (Allotment of shares).

2.	Other documents and evidence

(a)

Evidence that the fees, costs and expenses then due from the Borrower pursuant to Clause 15 (Costs and expenses) have been paid or will be paid (by authorising the Lender to withhold proceeds from the first Utilisation) by the first Utilisation Date.

(b)

A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable (if it has notified the Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

SCHEDULE 2

UTILISATION REQUEST

From: Polestar Automotive Holding UK PLC as Borrower

To: Snita Holding B.V. as Agent

Dated:

Polestar Automotive Holding UK PLC – USD800,000,000 Facility Agreement

dated 3 November 2022 (the “Agreement”)

1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the next Business Day)

Amount:	USD[ ] or, if less, the Available Facility

3.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) of the Agreement is satisfied on the date of this Utilisation Request.

4.	No other Utilisation Request has been delivered in this calendar month.

5.

[We authorise you to deduct from the proceeds of the Loan an aggregate amount equal to the aggregate amount of any fees, costs and expenses due from us as of the Utilisation Date pursuant to Clause 15 (Costs and expenses) of the Agreement, and apply such amount in discharge of such payments.]

6.	[Following the deduction pursuant to paragraph 5 above, the]/[The] proceeds of this Loan should be credited to [account].

7.	This Utilisation Request is irrevocable.

authorised signatory for and on behalf of

Polestar Automotive Holding UK PLC

SCHEDULE 3

FORM OF COMPLIANCE CERTIFICATE

From: Polestar Automotive Holding UK PLC as Borrower

To: Snita Holding B.V. as Agent

Dated:

Polestar Automotive Holding UK PLC – USD800,000,000 Facility Agreement

dated 3 November 2022 (the “ Agreement”)

1.

We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	[We confirm that no Event of Default is continuing.]*

[Chief Executive Officer]/[Chief Financial Officer] of

Polestar Automotive Holding UK PLC

NOTE:

*	If this statement cannot be made, the Compliance Certificate should identify any Event of Default that is continuing and the steps, if any, being taken to remedy it.

SCHEDULE 4

REFERENCE RATE TERMS

CURRENCY: Dollars.

Cost of funds as a fallback

Cost of funds will apply as a fallback.

Definitions

Additional Business Days:

Any day other than:

(a)   a Saturday or a Sunday; and

(b)   a day on which the Securities Industry and Financial Markets Association (or any successor organisation) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in US Government securities.

Alternative Term Rate:	The Term SOFR reference rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant period published (before any correction, recalculation or republication by the administrator) by ICE Benchmark Administration Limited (or any other person which takes over the publication of that rate).

Alternative Term Rate Adjustment:	None specified.

Business Day Conventions (definition of “Month” and Clause 9.2 (Non-Business Days)):	(a) If any period is expressed to accrue by reference to a Month or any number of Months then, in respect of the last Month of that period:

(i) subject to paragraph (iii) below, if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(ii) if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(iii) if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

(b)   If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

Market Disruption Rate:	None specified.

Overnight Rate:	The secured overnight financing rate (SOFR) administered by the Federal Reserve Bank of New York (or any other person which takes over the administration of that rate) published (before any correction, recalculation or republication by the administrator) by the Federal Reserve Bank of New York (or any other person which takes over the publication of that rate).

Overnight Reference Day:	The day which is two Additional Business Days before the Quotation Day.

Primary Term Rate:	The Term SOFR reference rate administered by CME Group Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant period published (before any correction, recalculation or republication by the administrator) by CME Group Benchmark Administration Limited (or any other person which takes over the publication of that rate).

Quotation Day:	Two Additional Business Days before the first day of the relevant Interest Period (unless market practice differs in the relevant syndicated loan market, in which case the Quotation Day will be determined by the Agent in accordance with that market practice (and if quotations would normally be given on more than one day, the Quotation Day will be the last of those days)).

Quotation Time:	The Quotation Day.

Relevant Market:	The market for overnight cash borrowing collateralised by US Government securities.

Reporting Day:	(a) Subject to paragraph (b) below, the Quotation Day. (b) If the Term Reference Rate is, or is based on the Alternative Term Rate, the date falling one Business Day after the Quotation Day.

Reporting Times

Deadline for the Lender to report market disruption in accordance with Clause 10.2 (Market disruption):	Close of business in London on the Reporting Day for the relevant Loan.

Deadline for the Lender to report their cost of funds in accordance with Clause 10.3 (Cost of funds):	Close of business on the date falling two Business Days after the Reporting Day for the relevant Loan (or, if earlier, on the date falling two Business Days before the date on which interest is due to be paid in respect of the Interest Period for that Loan).

SIGNATURES

THE BORROWER

For and on behalf of POLESTAR AUTOMOTIVE HOLDING UK PLC

By:	/s/ Thomas Ingenlath
Name:	Thomas Ingenlath
Title:	Chief Executive Officer

By:	/s/ Johan Malmqvist
Name:	Johan Malmqvist
Title:	Chief Finnacial Officer

Address: The Pavilions, Bridgwater Road, Bristol BS13 8AE, United KingdomAttention: Chief Financial Officer

THE AGENT

For and on behalf of SNITA HOLDING B.V.

By:	/s/ Per Ansgar	By:	/s/ Lex Kerssemakers
Name:	Per Ansgar	Name:	Lex Kerssemakers
Title:	Director	Title:	Director
Address:
Copy:

THE ORIGINAL LENDER

For and on behalf of SNITA HOLDING B.V.

By:	/s/ Per Ansgar	By:	/s/ Lex Kerssemakers
Name:	Per Ansgar	Name:	Lex Kerssemakers
Title:	Director	Title:	Director
Address:
Copy: